SECOND AMENDMENT TO
LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is dated as of August 12, 2009, by and between XILINX, INC., a Delaware corporation (“Landlord”), and SONICWALL, INC., a California Corporation (“Tenant”).

RECITALS

This Amendment is entered into with reference to the following circumstances:

A.           Landlord and Tenant previously entered into that certain Lease dated June 19, 2009 (the “Original Lease”), as amended by that certain Amendment to Lease Agreement dated June 23, 2009 (the “First Amendment”, and collectively with the Original Lease, the “Lease”), pertaining to the premises consisting of approximately 72,000 rentable square feet (the “Premises”) located at 2001 Logic Drive, San Jose, California. Unless otherwise defined herein, all capitalized terms in this Amendment shall have the same meaning ascribed to them in the Lease.

B.           The Premises are currently equipped with certain security and hazard monitoring systems, including fire and smoke alarm systems; glass-breakage burglary monitoring systems; and several closed-circuit surveillance camera recording systems aimed at the entrances of the Premises (collectively, the “Security Systems”).  The Security Systems are linked to other buildings on the Site and are not exclusive to the Premises.  The Security Systems are monitored, operated, maintained and serviced by Landlord (or by Landlord’s contractors or agents) in accordance with Landlord’s internal security procedures (the “Security Procedures”).

C.           Landlord and Tenant desire to amend the Lease as set forth herein.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Commencement Date.  Subsection (b) of Item 4 of the Basic Lease Provisions is hereby changed from “September 1, 2009” to “August 16, 2009.”  Item 5 of the Basic Lease Provisions is hereby deleted in its entirety and replaced with “Expiration Date: September 30, 2014.”

2. Security Systems.  In accordance with Landlord’s right to provide security protection for the Site and Premises at Landlord’s sole option and cost, as provided for in Section 22.4 of the Lease, Landlord agrees to allow Tenant to use the Security Systems upon the following terms and conditions:

(a) Consent.  Tenant hereby consents to Landlord’s monitoring of the Premises using the Security Systems (including video surveillance and recording) in accordance with Landlord’s Security Procedures.

(b) Cost.  There shall be no cost to Tenant for its use of the Security Systems, except that Tenant shall reimburse Landlord for any costs incurred by Landlord that arise from an alert triggered by the Security Systems with respect to the Premises.  Such costs shall not include any regular ongoing monitoring costs, but shall include any additional costs that arise directly from a response to the alert with respect to the Premises, whether or not the cause of the alert is determined, and whether or not the alert was triggered in error by Tenant or Tenant’s agents or invitees.

(c) Changes to Security Systems and Security Procedures.  Landlord reserves the right to alter or discontinue the Security Systems, and to revise or amend its Security Procedures, at Landlord’s sole and absolute discretion and without Tenant’s consent.  If there are material changes to the Security Systems and/or Security Procedures that affect the Premises, Landlord shall notify Tenant within a reasonable time as to such material changes.

(d) Termination of Use.  Landlord may terminate Tenant’s use of the Security Systems at any time by delivering reasonable written notice to Tenant.

(e) Access.  Tenant acknowledges that Landlord or Landlord’s agents, vendors, and contractors (“Landlord’s Agents”) may enter the Building and Premises in accordance with Section 7.5 of the Lease to install, repair, alter, maintain, replace or remove the Security Systems and related systems.  Tenant also acknowledges that any entry by Landlord, Landlord’s Agents, or local law enforcement or emergency responders necessitated by an alert triggered by the Security Systems shall constitute an “emergency” for purposes of Section 7.5 of the Lease, and shall require no notice to Tenant prior to such entry.

(f) Security Managers.  Tenant designates the following individual(s) as “Tenant’s Security Manager”: Michael Christensen. The contact information for Tenant’s Security Manager is: Address: 2001 Logic Drive, San Jose, california 95124, Phone:(408) 962-8790, Fax:________________, Email: mchristensen@sonicwall.com.  Landlord designates the following individual(s) as “Landlord’s Security Manager”: Steve McIntire, Director of Security.  The contact information for Landlord’s Security Manager is: Address: 2100 Logic Drive, San Jose, California 95124, Phone: (408) 879-4858, Fax: (408) 879-6535, Email: steve.mcintire@xilinx.com.  Any changes to the identity or contact information above shall be in accordance with the notice provisions in the Lease.

(g) Reporting.  In the event that an alert is triggered by the Security Systems with respect to the Premises, Landlord or Landlord’s Security Manager shall make reasonable efforts to notify Tenant’s Security Manager by either phone, fax, or email regarding the alert and any entry necessitated by the alert.

(h) Recorded Footage Request.  Tenant’s Security Manager may make reasonable requests to view video footage recorded by the Security Systems by delivering written notice of such request specifying the reason for the request and the date, time, and location of the footage desired to Landlord’s Security Manager.  If the desired footage is available and has not been previously deleted in accordance with the Security Procedures, Landlord shall make the footage available to Tenant’s Security Manager for viewing at a reasonable date and time.

(i) No Warranty.  Tenant is accepting the Security Systems and Security Procedures in their “as is” condition, as such condition may change from time to time.  Tenant is accepting and assuming all risks of any possible damages to property, injuries to persons, and other problems which might arise from any use, defect, or failure of the Security Systems or Security Procedures.  Tenant acknowledges and agrees that Landlord is not making any expressed or implied representations or warranties with respect to the Security Systems or Security Procedures, including no warranties of merchantability or fitness for a particular purpose.

(j) Waiver, Release and Indemnity.  In addition to any waivers, releases, and indemnities contained in the Lease, including but not limited to the waivers, releases, and indemnities contained in Article X of the Lease, Tenant waives any and all rights which Tenant might possibly have to assert any claims against Landlord for any damages, injuries, or other problems which might result from Tenant’s use of the Security Systems, and Tenant hereby releases Landlord from any and all such possible claims.  The waiver and release given by Tenant shall also be deemed given by and on behalf of any and all employees, agents, affiliates, and other persons and entities associated with Tenant.  Tenant also hereby agrees to indemnify, defend and hold harmless Landlord from and against any possible claims that may be made by any person or entity that arise from Tenant’s use of the Security Systems.  The benefits of the waiver, release and indemnity given by Tenant shall apply to Landlord and its officers, directors, agents, affiliates and successors.

3. Full Force and Effect.  Except to the extent expressly modified by this Amendment, the Lease remains in full force and effect.  To the extent any inconsistency exists between this Amendment and the Lease, the terms and conditions of this Amendment shall control.  This Amendment may be executed in multiple counterparts, all of which, taken together, shall constitute one document.  This Amendment shall be deemed effective against a party upon receipt by the other party (or its counsel) of a counterpart executed by facsimile.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:	TENANT:
XILINX, INC., a Delaware corporation By: /s/ Jon A. Olson Name: Jon A. Olson Its: Sr. VP, CFO	SONICWALL, INC., a California corporation By: /s/ Robert D. Selvi Name: Robert D. Selvi Its: CFO